                                                                    EXHIBIT 12.1

                        CROWN CASTLE INTERNATIONAL CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                                                    PRO FORMA
                              YEARS ENDED    NINE MONTHS ENDED    TWELVE MONTHS
                             DECEMBER 31,      SEPTEMBER 30,          ENDED
                             --------------  -------------------  SEPTEMBER 30,
                              1995    1996     1996      1997         1997
                             ------  ------  --------  ---------  -------------
Computation of Earnings:
 Income (loss) before income
  taxes..................... $  (21) $ (947) $   (555) $  (6,104)   $(17,816)
 Add:
  Fixed charges (as computed
   below)...................  1,214   1,912     1,312      4,592      18,616
  Equity in losses of uncon-
   solidated affiliate......    --      --        --       1,189       2,346
                             ------  ------  --------  ---------    --------
                             $1,193  $  965  $    757  $    (323)   $  3,146
                             ======  ======  ========  =========    ========
Computation of Fixed
 Charges:
 Interest expense........... $1,101  $1,748  $  1,189  $   4,256    $    600
 Amortization of deferred
  financing costs...........     36      55        40        112      17,320
 Interest component of oper-
  ating lease expense.......     77     109        83        224         696
                             ------  ------  --------  ---------    --------
                             $1,214  $1,912  $  1,312  $   4,592    $ 18,616
                             ======  ======  ========  =========    ========
Ratio of Earnings to Fixed
 Charges....................    --      --        --         --          --
                             ======  ======  ========  =========    ========
Fixed Charge Coverage Defi-
 ciency..................... $   21  $  947  $    555  $   4,915    $ 15,470
                             ======  ======  ========  =========    ========
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